Houston American Energy Announces

New Colombian Project

Houston, TX – October 22, 2019 – Houston American Energy Corp. (NYSE American: HUSA) today announced the acquisition, effective October 31, 2019, of a membership interest in Hupecol Meta, LLC which owns the CPO-11 block in the Llanos Basin in Colombia. The 639,405 gross acre CPO-11 block is comprised of the 69,128 acre Venus Exploration area, operated by Hupecol Operating Co. LLC, and 570,277 acres which was 50% farmed out to Parex Resources by Hupecol. Through its membership interest, Houston American holds a 1% interest in the Venus Exploration area and a 0.5% interest in the remainder of the block.

Hupecol has advised that it plans to commence drilling in the Venus Exploration area beginning with the Venus-1 horizontal well in December 2019. Pursuant to the farm-out agreement covering the balance of the CPO-11 block, the Daisy-1 vertical well is planned for drilling in November 2019 followed by the Montuno-1 planned for drilling, at no cost to Houston American, in February 2020, with additional wells potentially being drilled during 2020 based on initial drilling results.

The CPO-11 covers almost 1000 square miles with multiple identified leads and prospects expected to support a multi-well drilling program. The Venus Exploration area includes an existing productive vertical well that is presently shut-in. Based on analogies to the adjacent Rubiales field and in order to optimize expected resource recovery and well economics, the Venue-1 well, and future wells in the Venus Exploration area, are presently planned as horizontal wells.

Jim Schoonover, CEO of Houston American Energy, stated, “We are excited to resume our operations in Colombia alongside our historic partner, Hupecol, and Parex, a leading operator in Colombia. In addition to participation in a potential large scale drilling and development program represented by CPO-11, we expect that resumption of our investment alongside Hupecol and investing alongside Parex will offer the potential to further expand our footprint in Colombia.”

The addition of CPO-11 compliments our recent efforts to expand our acreage position which, over the last year, has resulted in the acquisition of positions in two blocks in the Midland sub-basin of the Permian Basin totaling approximately 6,500 gross acres plus the 639,000+ gross acre CPO-11 block. Together, we expect those acquisitions to provide a multi-year inventory of drilling prospects with the potential return to growth in production, proved reserves, revenues and a potential return to profitability.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the drilling dates and drilling results of the Daily-1, Venus-1 and Montuno-1 wells, the number of wells actually drilled, the use of horizontal drilling techniques, the timing of drilling additional wells and the results of drilling, the potential to expand holdings in Colombia and the ability to grow production, proved reserves and revenues and achieve profitability. Our ability to drill the indicated wells, the timing of drilling, the ultimate number of wells drilled, our ability to expand our holdings in Colombia and to grow production, proved reserves and revenues and attain profitability are subject to numerous risk factors, including potential fluctuations in energy prices and third party costs, dependence on third party operators, rates of decline of production, ultimate performance of wells, our ability to finance our share of acquisition and drilling costs, among other risks described in our reports filed with the Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.